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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                       Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported)           DECEMBER 17, 1999

                           INSCI-STATEMENTS.COM CORP.
             (Exact name of Registrant as specified in its Charter)

                                    DELAWARE
                 (State of other jurisdiction of incorporation)

1-12966                                        06-1302773
Commission File No.                            I.R.S. Employer Identification

TWO WESTBOROUGH BUSINESS PARK,
WESTBOROUGH, MA                              01581
Address of principal                         Zip Code
executive offices

(508) 870-4000
Registrant's telephone number,
including area code
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ITEM 5.  OTHER EVENTS.


         On December 17, 1999, the Registrant (the "Company") completed a Regulation D Offering of its Common Stock with a company known as The Tail Wind Fund, Ltd. ("Tail Wind"). The Offering involved Tail Wind purchasing 802,676 shares of the Company's Common Stock at $2.99 per share for the sum of $2,400,000.12. Additionally, Tail Wind was issued 280,936 Warrants to purchase 280,936 shares of Common Stock at $4.30 per share until December 18, 2004.

         The Company further agreed to provide registration rights for the shares of stock purchased by Tail Wind, in addition to the underlying shares of stock for the Stock Purchase Warrants. The Company is required to register the shares and underlying shares within ninety (90) days from the completion of the offering; otherwise, the Company will be required to pay a penalty of two per cent (2%) per month for the first month, and three percent (3%) per month thereafter of the gross amount of the offering in shares of stock or cash at the option of Tail Wind.

         The Purchase Agreement also provides a right of first refusal to Tail Wind for any future financings and, in addition, should the Company enter into any future financings, other than bank or institutional borrowings or public offerings for a period of 33 months from the Closing Date, for any amount per share less than $2.99 per share, then in that event, Tail Wind would be entitled to receive additional shares based upon the amount per share paid by a new investor.

         The Company agreed to pay Dominick & Dominick LLC $72,000 plus an option to purchase 100,000 shares of the Company's common stock at $5.00 per share, as a financial consulting fee for arranging the Tail Wind equity transaction.

         Annexed hereto, and marked Exhibit 1, is a copy of the Purchase Agreement with Tail Wind and, as Exhibit 2, a copy of the Press Release issued by the Company.

                                    EXHIBITS
         (1)      Copy of The Tail Wind Fund, Ltd.  Purchase Agreement;
         (2)      Press Release issued by the Company.

                                   SIGNATURES
         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:            Westborough, MA
                  January 4, 2000

                                           INSCI-STATEMENTS.COM, CORP.
                                           (Registrant)

                                       /s/ Roger Kuhn
                                           -----------------------
                                           ROGER KUHN
                                           Chief Financial Officer